As Filed With the Securities and Exchange Commission on July 19, 2005

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENDOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	68-0328265 (I.R.S. Employer Identification No.)

11 Studebaker, Irvine, California 92618
(949) 595-7200
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Paul McCormick
President and Chief Executive Officer
Endologix, Inc.
11 Studebaker, Irvine, California 92618
(949) 595-7200
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Lawrence B. Cohn
Michael A. Hedge
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of
securities to be		Proposed maximum offering	Proposed maximum
registered	Amount to be registered	price per unit (1)	aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	4,150,000 shares	$5.17	$21,434,750	$2,522

(1)	The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by The Nasdaq National Market for the Registrant’s common stock on July 12, 2005, which was $5.17 per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION)

DATED JULY 18, 2005

Endologix, Inc.

4,150,000 Shares of Common Stock

     This prospectus relates to the offer and sale from time to time of up to 4,150,000 shares of our common stock which are held by certain of our stockholders named in this prospectus, who are referred to herein as the selling stockholders, who purchased the shares of common stock pursuant to stock purchase agreements, each dated as of July 5, 2005.

     The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off The Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We will not receive any proceeds from the selling stockholders’ sale of the shares of common stock. We have agreed to bear the expenses in connection with the registration and sale of the common stock offered by the selling stockholders and to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. See the section in this prospectus titled “Plan of Distribution” for additional information on how selling stockholders may conduct sales of our common stock.

     Our common stock currently is traded on The Nasdaq National Market under the symbol ELGX. On July 18, 2005 the closing price of our common stock was $5.41 per share.

See “Risk Factors” beginning on page 2 to read about the risks you should consider carefully before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is July __, 2005.

     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, the shares of common stock are valid only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

i

SUMMARY

     We develop, manufacture, sell and market minimally invasive therapies for the treatment of cardiovascular disease. Our product, the Powerlink® System, is a catheter-based alternative treatment for abdominal aortic aneurysm, or AAA. AAA is a weakening of the wall of the aorta, the largest artery of the body. Once AAA develops, it continues to enlarge and if left untreated becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAAs is approximately 75%, making it the 13th leading cause of death in the United States today.

     The Powerlink System is a catheter and endoluminal graft, or ELG, system. The self-expanding cobalt chromium alloy stent cage is covered by ePTFE, a common surgical graft material. The Powerlink ELG is implanted in the abdominal aorta, which is accessed through the femoral artery. Once deployed into its proper position, the blood flow is shunted away from the weakened or “aneurysmal” section of the aorta, reducing pressure and the potential for the aorta to rupture. We believe that implantation of our products will reduce the mortality and morbidity rates associated with conventional AAA surgery, as well as provide a clinical alternative to many patients that could not undergo conventional surgery.

     We received marketing approval from the U.S. Food and Drug Administration, or FDA, in October 2004 to commercially distribute the Powerlink System in the United States.

     More comprehensive information about our products and us is available through our worldwide web site at www.endologix.com. The information on our website is not incorporated by reference into this prospectus. Our main offices are located at 11 Studebaker, Irvine, California 92618, and our telephone number is (949) 595-7200.

RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. An investment in our common stock involves a high degree of risk.

Risks Related To Our Business

     If our sole technology, the Powerlink System, does not gain commercial acceptance, our business will suffer.

     We have focused heavily on the development and commercial launch of a single technology, the Powerlink System, because of our limited resources. If we are unable to successfully commercialize the existing Powerlink System and reach positive cash flow from operations, we will be constrained in our ability to fund development and commercialization improvements and other product lines.

     If we are not successful in convincing a concentrated customer base to use our product over alternative products and treatment modalities, our revenues will be impaired.

     While we have demonstrated the safety and efficacy of the Powerlink System in our clinical studies with our clinical investigators, market acceptance will depend on similar results with the Powerlink System in general use. The physicians currently treating AAA have choices in treatment approach, one of which is endovascular AAA stent graft placement. There are several competing endovascular stent grafts to choose from and we expect that number to increase. Increasing revenues from sales of Powerlink Systems will depend on us demonstrating that the Powerlink System is a superior treatment alternative to watchful waiting, open surgery and competitive products. We believe that this will require continued demonstration through clinical data and personal experience of the efficacy of the Powerlink System. Any significant difficulties or adverse events encountered in general use will impair the commercial success of the Powerlink System and our business.

     If the number of AAA patients treated with endovascular devices does not grow, our results of operations may suffer.

     Of the estimated 1.7 million people with AAA in the United States, only about 220,000 are diagnosed annually, and of that amount in 2004, only about 18,000 to 25,000 were treated with an endovascular device. Our success with our Powerlink System will depend on an increasing percentage of patients with AAA being diagnosed at earlier stages and on an increasing percentage of those patients receiving endovascular, as opposed to conventional surgery. Initiatives to increase screening for AAA are underway but are out of our control and such general screening programs may never gain wide acceptance. The failure to diagnose more patients with AAA, at an earlier stage, will impede sales of the Powerlink System.

     We expect to incur losses for the foreseeable future and may never achieve profitability.

     From our formation in 1992 to December 31, 2004, we incurred a cumulative net loss of approximately $83.6 million. We incurred a net loss of $9.7 million for the year ended December 31, 2004 and incurred a net loss of $5.9 million for the year ended December 31, 2003. Although we received FDA marketing approval for the Powerlink System in 2004, we do not expect to be profitable in 2005, and it is possible that we may never achieve profitability.

     If we are not able to effectively compete with our competitors, all of which are larger companies with substantially greater resources, our revenues will be adversely affected.

     The medical device industry is subject to intense competition. While we intend to commit substantial resources to our marketing efforts, our competitors have superior resources to market and promote their products. The most prominent devices that pose a competitive challenge to us include:

•	Medtronic’s AneuRx, W. L. Gore’s Excluder, and the Cook Zenith AAA system which are available in the United States and Europe;

•	other AAA graft systems by Medtronic and Johnson & Johnson, which currently have more limited availability; and

•	other technologies in various phases of development, including pharmaceutical solutions.

     Any of these treatments could prove to be more effective or may achieve greater market acceptance than the Powerlink System. Even if these treatments are not as effective as the Powerlink System, many of the companies pursuing these treatments and technologies have:

•	significantly greater financial, management and other resources;

•	more extensive research and development capability;

•	established market positions; and

•	larger sales and marketing organizations.

     In addition, we believe that many of the purchasers and potential purchasers of our competitors’ products prefer to purchase medical devices from a single source. Accordingly, many of our competitors will have an advantage over us because of their size and range of product offerings. Any failure of our Powerlink System to achieve clinical and commercial acceptance over our competitors products will harm our business.

     Our future operating results are difficult to predict and may vary significantly from quarter to quarter, which may negatively impact our stock price in the future.

     We cannot predict revenues for the sales of the Powerlink System. Our quarterly revenues and results of operations may fluctuate in the future due to:

•	physician acceptance of the Powerlink System;

•	the conduct of clinical trials;

•	the timing of regulatory approvals, both in the United States and internationally;

•	fluctuations in our expenses associated with managing and expanding our operations;

•	variations in foreign exchange rates; and

•	changes in third-party payors’ reimbursement policies.

     Therefore, we believe that period to period comparison of our operating results may not necessarily be reliable indicators of our future performance. It is likely that in some future period our operating results will not meet investor expectations or those of public market analysts.

     Any unanticipated change in revenues or operating results is likely to cause our stock price to fluctuate since such changes reflect new information available to investors and analysts. New information may cause investors and analysts to revalue our stock, which could cause a decline in the trading price of our common stock.

     If we fail to increase our direct sales force in a timely manner, our revenues may be adversely affected.

     We have a limited domestic direct sales force and we utilize a distribution network for sales outside of the

United States. As we broaden our commercial launch of the Powerlink System, we will need to expand the number of our sales and marketing personnel. In addition, if we launch new products we will need to significantly expand the number of our direct sales personnel. The establishment and development of a more extensive sales force will be expensive and time consuming. There is also significant competition for sales personnel experienced in relevant medical device sales. If we are unable to attract, motivate and retain qualified sales personnel and thereby increase our sales force, we may not be able to take full advantage of market opportunities or increase our revenues.

     Our third-party distributors may not effectively distribute our products, which could negatively impact our revenues or cause us to incur additional expense to market our products.

     We depend on medical device distributors for marketing and sales of our Powerlink System outside the United States. We will depend directly on these distributors’ efforts to market our product, yet we will be unable to control their efforts completely. If our distributors fail to market and sell our products effectively, our operating results and business may suffer substantially, or we may have to make significant additional expenditures to market our products.

     If we fail to properly manage our anticipated growth, our results of operations could suffer.

     We may experience periods of rapid growth and expansion, which could place a significant strain on our limited personnel and other resources. In particular, the relocation and expansion of our manufacturing facility and the ongoing increase in our direct sales force will require significant management, technical and administrative resources. Any failure by us to manage our growth effectively could have an adverse effect on our ability to achieve our development and commercialization goals. To achieve our revenue goals, we must successfully relocate our manufacturing capability in 2005, and substantially increase production as required by customer demand. We may in the future experience difficulties in increasing production, including problems with production yields, quality control and assurance, component supply, and shortages of qualified personnel. These problems could result in delays in product availability and increases in expenses. Any such delay or increased expense could adversely affect our ability to generate revenues. Future growth will also impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. In addition, rapid and significant growth will place a strain on our administrative and operational infrastructure. In order to manage our operations and growth we will need to continue to improve our operational, financial and management controls, reporting systems and procedures. If we are unable to manage our growth effectively, it may be difficult for us to execute our business strategy and our operating results and business could suffer.

     We rely on a single vendor to supply our graft material for the Powerlink System, and any disruption in our supply could delay or prevent us from producing the product for sale.

     Currently, we rely on Bard Peripheral Vascular Systems, a subsidiary of C.R. Bard, Inc., to supply us with graft material, which is a primary component for the Powerlink System. Our reliance on a sole source supplier exposes our operations to disruptions in supply caused by:

•	failure of our supplier to comply with regulatory requirements;

•	any strike or work stoppage;

•	disruptions in shipping;

•	a natural disaster caused by fire, floods or earthquakes;

•	a supply shortage experienced by our sole source supplier; and

•	the fiscal health and manufacturing strength of our sole source supplier.

     Although we retain a significant stock of the graft material, the occurrence of any of the above disruptions in supply or other unforeseen events that could cause a disruption in supply from our sole source graft supplier may cause us to halt or experience a disruption in manufacturing the Powerlink System. Because we do not have alternative suppliers, our sales and profitability would be harmed in the event of a disruption.

     Our international operations subject us to additional business risks, such as business interruption, increased costs and currency exchange rate fluctuations, and may cause our profitability to decline.

     A substantial portion of our revenues are derived from sales outside the United States. For the fiscal years ended December 31, 2004, 2003 and 2002, international sales were 86%, 86%, 55% of total product revenue, respectively. Our international sales expose us to a number of risks, including:

•	unexpected changes in regulatory requirements;

•	fluctuating exchange rates;

•	changes in tariffs and other trade restrictions;

•	less favorable third-party reimbursement policies;

•	political and economic instability;

•	longer payment cycles;

•	potentially limited intellectual property protection; and

•	difficulties with distributors.

     In particular, our international sales are denominated primarily in local currencies and not in United States dollars, which means our revenue is subject to fluctuations in foreign exchange rates. Foreign exchange gains or losses as a result of exchange rate fluctuations in any given period could harm our operating results and negatively impact our revenues. Additionally, if the effective price of our products were to increase as a result of fluctuations in foreign currency exchange rates, demand for our products could decline and adversely affect our results of operations and financial condition. If we experience any of the risks associated with international operations, our business could be harmed.

     If we are unable to effectively manage our inventory held on consignment by our intended customers, we will not achieve our expected results.

     A portion of our finished goods inventory is held on either temporary or permanent consignment by hospitals which purchase the inventory as they use it. In these consignment locations, we do not have physical possession of the consigned inventory. We therefore must rely on information from our customers as well as periodic inspections by our sales personnel and third party inventory auditors to determine when our products have been used. If we are not able to effectively manage consigned inventory levels, we may suffer inventory losses which will reduce our gross profit. Our efforts to strengthen our monitoring and management of consigned inventory may not be adequate to meaningfully reduce the risk of inventory loss.

     Our dependence upon key personnel to operate our business puts us at risk of a loss of expertise if key personnel were to leave us.

     We depend upon the experience and expertise of our executive management team. The competition for executives, as well as for skilled product development and technical personnel, in the medical device industry is intense and we may not able to retain or recruit the personnel we need. If we are not able to attract and retain existing and additional highly qualified management, sales, clinical and technical personnel, we may not be able to successfully execute our business strategy.

     If we are unable to raise additional funds in the future to fund our operations, we may have to curtail our operations.

     Our operations are capital intensive. Although we believe that our existing cash resources and anticipated cash generated from operations will be sufficient to meet our planned cash requirements through at least December 31, 2006, we may require additional capital to fund on-going operations. Our cash requirements in the future may be significantly different from our current estimates and depend on many factors, including:

•	the results of our commercialization efforts for the Powerlink System;

•	the time and costs involved in obtaining additional regulatory approvals;

•	the costs involved in obtaining and enforcing patents or any litigation by third parties regarding intellectual property;

•	the establishment of high volume manufacturing, sales and marketing capabilities; and

•	our success in entering into collaborative relationships with other parties.

     To finance these activities, we may seek funds through additional rounds of financing, including private or public equity or debt offerings and collaborative arrangements with corporate partners. We may be unable to raise funds on favorable terms, or at all. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. If we issue debt securities, these securities could have rights superior to holders of our common stock, and could contain covenants that will restrict our operations. We might have to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to our technologies, product candidates or products that we otherwise would not relinquish. If adequate funds are not available, we might have to delay, scale back or eliminate one or more of our development programs, which would impair our ability to operate our business.

     Our operations are currently conducted at a single location that may be at risk from natural disasters.

     We currently conduct all of our manufacturing, development and management activities at a single location in Irvine, California, near known earthquake fault zones. We have taken precautions to safeguard our facilities, including insurance, health and safety protocols, and off-site storage of computer data. However, any future natural disaster, such as an earthquake, could cause substantial delays in our operations, damage or destroy our equipment or inventory, and cause us to incur additional expenses. A disaster could seriously harm our business and results of operations. The insurance coverage we maintain against natural disasters may not be adequate to cover our losses in any particular case.

Risks Related To Our Industry

     Our products and manufacturing activities are subject to extensive governmental regulation that could make it more expensive and time consuming for us to introduce new and improved products.

     Our products must comply with regulatory requirements imposed by the FDA and similar agencies in foreign countries. These requirements involve lengthy and detailed laboratory and clinical testing procedures, sampling activities, an extensive FDA review process and other costly and time-consuming procedures. It often takes several years to satisfy these requirements, depending on the complexity and novelty of the product. We also are subject to numerous additional licensing and regulatory requirements relating to safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Some of the most important requirements we face include:

•	FDA pre-market approval process;

•	California Department of Health Services requirements;

•	ISO 9001:1994 and ENISO 13485:2000; and

•	European Union CE Mark requirements.

     Government regulation may impede our ability to conduct continuing clinical trials of Powerlink System enhancements and to manufacture the Powerlink System and other prospective products. Government regulation also could delay our marketing of new products for a considerable period of time and impose costly procedures on our activities. The FDA and other regulatory agencies may not approve any of our products on a timely basis, if at all. Any delay in obtaining, or failure to obtain, such approvals could impede our marketing of any proposed products and reduce our product revenues.

     Our products remain subject to strict regulatory controls on manufacture, marketing and use. We may be forced to modify or recall our product after release. Any such action could have a material effect on the reputation of our products and on our business and financial position.

     Further, regulations may change, and any additional regulation could limit or restrict our ability to use any of our technologies, which could harm our business. We could also be subject to new federal, state or local regulations that could affect our research and development programs and harm our business in unforeseen ways. If this happens, we may have to incur significant costs to comply with such laws and regulations.

     If third-party payors do not provide reimbursement for the use of the Powerlink System, the commercial success of the Powerlink System will be negatively impacted and our revenues could be diminished.

     Our success in marketing the Powerlink System depends in large part on the extent to which domestic and international government health administrative authorities, private health insurers and other organizations will reimburse customers for the cost of our product. Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Further, many international markets have government managed healthcare systems that control reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government-managed systems. If sufficient reimbursement is not available for the Powerlink System, or any other product that we may develop, in either the United States or internationally, the demand for our products will be adversely affected and we may not achieve commercial success.

     If we are unable to protect our intellectual property from infringement, our ability to operate our business will be adversely impacted.

     The market for medical devices is subject to frequent litigation regarding patent and other intellectual property rights. It is possible that our patents or licenses may not withstand challenges made by others or protect our rights adequately.

     Our success depends in large part on our ability to secure effective patent protection for our products and processes in the United States and internationally. We have filed and intend to continue to file patent applications for various aspects of our technology. However, we face the risks that:

•	we may fail to secure necessary patents prior to or after obtaining regulatory clearances, thereby permitting competitors to market competing products; and

•	our already-granted patents may be re-examined, re-issued or invalidated.

     We also own trade secrets and confidential information that we try to protect by entering into confidentiality agreements with other parties. However, the confidentiality agreements may not be honored or, if breached, we may not have sufficient remedies to protect our confidential information. Further, our competitors may independently learn our trade secrets or develop similar or superior technologies. To the extent that our consultants, key employees or others apply technological information to our projects that they develop independently or others develop, disputes may arise regarding the ownership of proprietary rights to such information and such disputes may not be resolved in our favor. If we are unable to protect our intellectual property adequately, our business and commercial prospects likely will suffer.

     If we are subject to claims alleging infringement of intellectual property rights, the sale of our products may be challenged and we may have to defend costly and time-consuming infringement claims.

     We may need to engage in expensive and prolonged litigation to assert any of our rights or to determine the scope and validity of rights claimed by other parties. With no certainty as to the outcome, litigation could be too expensive for us to pursue. Our failure to prevail in such litigation or our failure to pursue litigation could result in the loss of our rights that could hurt our business substantially. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States, if at all.

     Our failure to obtain rights to intellectual property of third parties or the potential for intellectual property litigation could force us to do one or more of the following:

•	stop selling, making or using our products that use the disputed intellectual property;

•	obtain a license from the intellectual property owner to continue selling, making, licensing or using our products, which license may not be available on reasonable terms, or at all;

•	redesign our products or services; and

•	subject us to significant liabilities to third parties.

     If any of the foregoing occurs, we may be unable to manufacture and sell our products or license our technology and may suffer severe financial harm. Whether or not an intellectual property claim is valid, the cost of responding to it, in terms of legal fees and expenses and the diversion of management resources, could harm our business.

     We may face product liability claims that could result in costly litigation and significant liabilities.

     Manufacturing and marketing of our commercial products, and clinical testing of our products under development, may expose us to product liability claims. Although we have, and intend to maintain insurance, the coverage limits of our insurance policies may not be adequate and one or more successful claims brought against us may have a material adverse effect on our business, financial condition and results of operations. Additionally, adverse product liability actions could negatively affect the reputation and sales of our products, our ability to obtain and maintain regulatory approval for our products and may divert management’s attention from other matters.

Risks Relating to Our Common Stock

     The price of our stock may fluctuate unpredictably in response to factors unrelated to our operating performance.

     The stock market periodically experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In particular, the market price of securities of small medical device companies, like ours, has been very unpredictable and may vary in response to:

•	announcements by us or our competitors concerning technological innovations;

•	introductions of new products;

•	FDA and foreign regulatory actions;

•	developments or disputes relating to patents or proprietary rights;

•	failure of our results of operations to meet the expectations of stock market analysts and investors;

•	changes in stock market analyst recommendations regarding our common stock;

•	changes in healthcare policy in the United States or other countries; and

•	general stock market conditions.

     Any of these factors could result in broad price and volume fluctuations in the stock market which may cause a decline in the trading price of our common stock.

     Some provisions of our charter documents may make takeover attempts difficult, which could depress the price of our stock and inhibit your ability to receive a premium price for your shares.

     Provisions of our restated certificate of incorporation could make it more difficult for a third party to acquire control of our business, even if such change in control would be beneficial to our stockholders. Our restated certificate of incorporation allows our board of directors to issue up to five million shares of preferred stock and to fix the rights and preferences of such shares without stockholder approval. Any such issuance could make it more difficult for a third party to acquire our business and may adversely affect the rights of our stockholders. In addition, our board of directors is divided into three classes for staggered terms of three years. These provisions may delay, deter or prevent a change in control of us, adversely affecting the market price of our common stock.

     Substantial future sales of our common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

     We have approximately 36.1 million shares of common stock outstanding, most of which are freely tradable. The market price of our common stock could drop due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of common stock.

FORWARD-LOOKING STATEMENTS

     This prospectus, including reports and documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our capital needs, product development programs, clinical trials, receipt of regulatory approval, intellectual property, expectations and intentions. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth under the section entitled Risk Factors in this prospectus. You should read the factors set forth in the section entitled Risk Factors and other cautionary statements made in this prospectus carefully, and understand that those factors and statements are applicable to all related forward-looking statements wherever they appear in this prospectus and in documents incorporated by reference. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions relating to, among other things:

•	market acceptance of our sole product, the Powerlink System;

•	our ability to effectively manage our anticipated growth;

•	our ability to protect our intellectual property rights and proprietary technology;

•	research and development of our products;

•	development and management of our business and anticipated trends of our business;

•	our ability to attract, retain and motivate qualified personnel;

•	our ability to attract and retain customers;

•	the market opportunity for our products and technology;

•	the nature of regulatory requirements that apply to us, our suppliers and competitors and our ability to obtain and maintain any required regulatory approvals;

•	our future capital expenditures and needs;

•	our ability to compete;

•	general economic and business conditions; and

•	other risks set forth under Risk Factors in this prospectus.

     You can identify forward-looking statements generally by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “should,” “could,” “seeks,” “anticipates,” “estimates,” “continues,” or other variations thereof, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions.

     Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, either as a result of new information, future events or otherwise after the date of this prospectus. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

USE OF PROCEEDS

     All proceeds from the sale of our common stock covered by this prospectus will belong to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

SELLING STOCKHOLDERS

     In connection with the private placement of common stock to the selling stockholders pursuant to stock purchase agreements, dated as of July 5, 2005, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock that we issued to the selling stockholders for resale by the selling stockholders, and to keep the registration statement effective for a period not exceeding the earliest of (i) July 8, 2007, (ii) the date on which the selling stockholders may sell all shares of common stock then held by the selling stockholders pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended, or (iii) such time as all shares of common stock held by the selling stockholders have been sold. The registration statement, of which this prospectus is a part, was filed with the Securities and Exchange Commission pursuant to the registration rights provisions included in the stock purchase agreements. The registration of these shares of common stock for resale does not necessarily mean that the selling stockholders will sell all or any of the shares.

     The following table sets forth, as of July 11, 2005: (1) the name of the stockholder for whom we are registering shares under this registration statement; (2) the number of shares of our common stock owned by the stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; and (4) the amount and (if one percent or more) the percentage of the class to be owned by such stockholder after completion of the offering. The percentage of outstanding common stock owned upon completion of the offering is calculated based on 36,068,205 shares of common stock issued and outstanding at July 11, 2005.

		Common Stock	Common Stock	Percentage of
	Common Stock	Being Offered	Owned Upon	Outstanding Common
	Owned Prior to	Pursuant to this	Completion of	Stock Owned Upon
Selling Stockholder	Offering	Prospectus	Offering (1)	Completion of Offering
Goldman, Sachs & Co.	2,561,696	1,700,000	861,696	2.4%

UBS O’Connor LLC FBO O’Connor PIPES Corporate Strategies Master Limited (2)	—	250,000	—	—

Federated Kaufmann Fund, a portfolio of Federated Equity Funds (3)	7,981,406	1,250,000	6,731,406	18.7%

Wasatch Funds, Inc. on behalf of Wasatch Micro Cap Fund (4)	—	829,750	—	—

Wasatch Funds, Inc. on behalf of Wasatch Micro Cap Value Fund (4)	—	120,250	—	—

*	Less than one percent.

(1)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus.

(2)	UBS O’Connor LLC F/B/O O’Connor PIPES Corporate Strategies Master Limited is a fund managed by UBS O’Connor LLC. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG. UBS AG is a publicly held company listed on the New York Stock Exchange.

(3)	Federated Kaufmann Fund (“FKF”) is a portfolio of Federated Equity Funds, a registered investment company. FKF’s advisor is Federated Investment Management Company (“FIMC”) which has delegated daily management of the fund’s assets to Federated Global Investment Management Corp. (“FGIMC”), as subadvisor. While the officers and directors of FIMC have dispositive power over FKF’s portfolio securities, they customarily delegate this dispositive power, and therefore the day to day dispositive decisions are made by the portfolio managers of FKF, currently Lawrence Auriana and Hans P. Utsch. Messrs. Auriana and Utsch disclaim any beneficial ownership of the shares. With respect to voting power, FKF has delegated the authority to vote proxies to FIMC. FIMC has established a Proxy Voting Committee to cast proxy votes on behalf of FKF in accordance with proxy voting policies and procedures approved by FKF.

(4)	Wasatch Advisors, Inc. is the investment advisor to Wasatch Funds, Inc., a registered investment company comprised of a series of funds under the Investment Company Act of 1940, and to a number of private separate client accounts which are the beneficial owners of the common stock of Endologix, Inc. The funds and private accounts hold the common stock of Endologix, Inc. solely for investment purposes, with no intent to control the business or affairs of Endologix, Inc. John Malooly or another designee of Wasatch Advisors, Inc. has voting and investment power over the shares that this selling shareholder beneficially owns.

PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of common stock offered pursuant to this prospectus. The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on The Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others:

•	ordinary brokerage transactions;

•	privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

     The selling stockholders may pay usual and customary or specifically negotiated brokerage fees or commissions.

     To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents also may receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares offered pursuant to this prospectus. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 or other exemption from registration may be sold under Rule 144 or other exemption rather than pursuant to this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under current applicable rules and regulations of the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and will inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares being offered pursuant to this prospectus.

     The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell any or all of the shares.

     We will bear all costs, expenses and fees in connection with the registration of the resale of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders, and each underwriter, if any, for, among other things, liabilities based on untrue material facts, or omissions of material facts, contained in this prospectus. The selling stockholders have agreed to indemnify us for liabilities based on untrue material facts, or omissions of material facts, contained in this prospectus, but only to the extent that such material fact or omission is made in reliance on written information furnished by the selling stockholders specifically for use in preparation of the registration statement, of which this prospectus is a part. The selling stockholders will pay any applicable underwriters’ commissions and expenses, brokerage fees or transfer taxes. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation.

EXPERTS

     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update and supercede this prospectus. We incorporate by reference the following documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K which is not deemed filed and not incorporated by reference herein:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC on March 31, 2005;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 as filed with the SEC on May 9, 2005;

•	Current Reports on Form 8-K as filed with the SEC on January 5, 2005, January 12, 2005, January 31, 2005, February 11, 2005, May 20, 2005, June 14, 2005 and July 8, 2005; and

•	Registration Statement on Form 8-A, relating to the description of our Common Stock, filed with the SEC on May 3, 1996, including any amendment or report filed for the purposed of updating such description.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address: Investor Relations, Endologix, Inc., 11 Studebaker, Irvine, California 92618; (949) 595-7200.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. You may also read our filings at the SEC’s web site at http://www.sec.gov.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee. All of the amounts shown will be paid by us.

Securities and Exchange Commission Fee	$2,522
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	15,000
Miscellaneous Expenses	—
Total	$22,522

Item 15. Indemnification of Directors and Officers.

     Our Restated Certificate of Incorporation, as amended, limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our bylaws provide that Endologix shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

     The directors and officers of Endologix are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by Endologix.

Item 16. Exhibits.

     The following exhibits are filed as part of this registration statement:

4.1	Stock Purchase Agreements, dated as of July 5, 2005, between Endologix, Inc. and the selling stockholders (incorporated by reference to Exhibit 10.48 of the Form 8-K filed with the SEC by Endologix on July 8, 2005).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page hereto).

II-1

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 19th day of July, 2005.

ENDOLOGIX, INC.

By:	/s/ Paul McCormick

Paul McCormick
President and Chief Executive Officer

POWER OF ATTORNEY

     We, the undersigned directors and officers of Endologix, Inc., do hereby constitute and appoint Paul McCormick and Robert J. Krist, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or ether of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Paul McCormick	President, Chief Executive Officer and Director	July 19, 2005

Paul McCormick	(Principal Executive Officer)

/s/ Robert J. Krist	Chief Financial Officer and Secretary	July 19, 2005

Robert J. Krist	(Principal Financial and Accounting Officer)

/s/ Franklin D. Brown

Franklin D. Brown	Chairman of the Board	July 19, 2005

/s/ Ronald H. Coelyn

Ronald H. Coelyn	Director	July 19, 2005

/s/ Roderick de Greef

Roderick de Greef	Director	July 19, 2005

/s/ Edward M. Diethrich, M.D.

Edward M. Diethrich, M.D.	Director	July 19, 2005

/s/ Jeffrey F. O’Donnell

Jeffrey F. O’Donnell	Director	July 19, 2005

/s/ Gregory D. Waller

Gregory D. Waller	Director	July 19, 2005

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Stock Purchase Agreements, dated as of July 5, 2005, between Endologix, Inc. and the selling stockholders (incorporated by reference to Exhibit 10.48 of the Form 8-K filed with the SEC by Endologix on July 8, 2005).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page hereto).